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                                                                      EXHIBIT 12

                               DELPHI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                           YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------------------------
                                                                              2003      2002       2001       2000        1999
                                                                              ----      ----       ----       ----        ----
                                                                                          (DOLLARS IN MILLIONS)
Income (loss) before taxes.............................................     $  (142)   $   529    $  (569)   $ 1,571    $ 1,739
Earnings of non-consolidated affiliates................................         (86)       (64)       (54)       (87)       (44)
Cash dividends received from non-consolidated affiliates and other.....          31         28         21         13         21
Portion of rentals deemed to be interest...............................          59         57         54         47         44
Interest and related charges on debt...................................         198        191        222        183        132
                                                                            -------    -------    -------    -------    -------
       Earnings available for fixed charges............................     $    60    $   741    $  (326)   $ 1,727    $ 1,892
                                                                            =======    =======    =======    =======    =======

Fixed charges:
  Portion of rentals deemed to be interest..............................    $    59    $    57    $    54    $    47    $    44
  Interest and related charges on debt..................................        198        191        222        183        132
                                                                            -------    -------    -------    -------    -------
       Total fixed charges..............................................    $   257    $   248    $   276    $   230    $   176
                                                                            =======    =======    =======    =======    =======

    Ratio of earnings to fixed charges..................................        0.2        3.0     N/A           7.5       10.8
                                                                            =======    =======               =======    =======



     Fixed charges exceeded earnings by $197 million and $602 million for the years ended December 31, 2003 and 2001, respectively, resulting in a ratio of less than one.